Exhibit 10.1

EMPLOYEE SEPARATION AGREEMENT AND RELEASE

THIS EMPLOYEE SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made and entered into as of this 31st day of December 2011 (the “Effective Date”) by and between AEGION CORPORATION, a Delaware corporation (“Employer”), and Holly Shoener Sharp (“Employee”).

RECITALS:

A.           Employer and Employee desire to resolve all matters relating to or arising out of Employee’s employment by Employer and Employee’s termination of employment with Employer on the terms described below.

B.           Employee has been advised in writing to consult with an attorney prior to finally accepting this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein and the promises and agreements set out below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Employment Termination.  (a) Employee’s employment with Employer and any of its affiliates, subsidiaries and plans terminates as of the Effective Date, along with any and all right or authority of Employee to act as an agent of Employer, in any manner whatsoever.  Employee hereby voluntarily resigns all offices and positions Employee holds with Employer or any of its subsidiaries, plans or affiliates as of the Effective Date and agrees to immediately sign and deliver a letter resigning from all officer and/or director positions with Employer and/or any affiliate, subsidiary or joint venture of Employer in accordance with the Form of Resignation Letter attached hereto as Exhibit A.  These resignations are accepted.  Employer’s personnel records will reflect that Employee’s termination was as result of Employee’s voluntary resignation from the Employer.

(b)           Employee will have no right to receive any wages, benefits, or bonus under any bonus or incentive plan in which Employee may be a participant after the Effective Date, unless otherwise provided for in this Agreement.  In exchange for Employee’s signature of this Agreement, and solely for purposes of Employee’s participation in the Employer’s Employee Equity Incentive Plan as set forth in the Restricted Stock Agreements and Incentive Stock Option and/or Non-Qualified Stock Option Agreements with Employer, Employer’s records will reflect that Employee’s termination was an involuntary termination without cause; such designation of involuntary termination without cause applies only with respect to Employee’s Restricted Stock Agreements and Incentive Stock Option and/or Non-Qualified Stock Option Agreements with Employer.  The vesting of Employee’s restricted stock awards and stock option grants shall vest on a pro-rata basis, if at all, pursuant to the terms as set forth in the respective award agreement. For all purposes other than Employee’s participation in the Restricted Stock Agreements and Incentive Stock Option and/or Non-Qualified Stock Option Agreements, Employer’s records shall reflect that Employee voluntarily resigned from employment.  Each of Employee and Employer acknowledges and agrees that Six Thousand Five Hundred Eight (6,508) shares of Employer common stock (“Common Stock”) subject to Employee’s 2009 and 2010 Restricted Stock Agreements shall be deemed vested as of the Effective Date and that all remaining shares of Common Stock subject to Employee’s 2009 and 2010 Restricted Stock Agreements and all shares of Common Stock subject to Employee’s 2011 Restricted Stock Agreement shall be forfeited as of the Effective Date.   Each of Employee and Employer acknowledges and agrees that (1) (a) all the options subject to Employee’s 2007 Incentive Stock Option Agreement, (b) two-thirds (2/3) of the options subject to Employee’s 2009 Incentive Stock Option and/or Non-Qualified Stock Option Agreements and (c) one-third (1/3) of the options subject to Employee’s 2010 Incentive Stock Option and/or Non-Qualified Stock Option Agreements had vested prior to the Effective Date and (2) no options subject to Employee’s 2011 Incentive Stock Option and/or Non-Qualified Stock Option Agreements had vested as of the Effective Date.

(c)           Whether or not Employee signs this Agreement, Employee will receive wages for all time worked through the Effective Date, accrued and unused vacation through the Effective Date according to Employer’s payroll records (which are controlling), any other accrued leave time to which Employee is entitled under applicable law, through the Effective Date, and health benefits through the Effective Date.  Except as provided in this Agreement, no payment, compensation, leave time, insurance or other benefits, will be furnished or paid to Employee, other than vested benefits pursuant to any Employer-sponsored 401(k) plan.  Except as described in this Agreement, as of the Effective Date, Employee will cease to be eligible to participate under, or covered by, any insurance or self-insured welfare benefit, life insurance, retirement, bonus, incentive compensation, commission, or other compensation or benefit plans, and have no rights under any of those plans, unless the terms of the plan provide for coverage following separation from employment or Employee exercises any conversion privileges, at Employee’s own cost, as may be provided in those plans, or unless and to the extent Employee is entitled to payment of benefits as a participant with vested benefits under any such plans based upon service until and ending the Effective Date.  In addition, Employee shall continue to be entitled to all rights of indemnification provided to officers of Employer as of this date, to the same extent as other officers of Employer.

2.           Consideration to Employee for Signature of this Agreement.  In consideration for the representations, warranties, covenants and agreements made by Employee and contained in this Agreement, Employer shall make the following payments (the “Separation Payments”) under and subject to the terms and conditions stated in this Agreement:

(a)	Separation Payment.

 (i)           Employer will pay Employee the gross amount of Thirty-Nine Thousand Four Hundred Eighty Three and 33/100 Dollars ($39,483.33), less applicable taxes and withholdings, which amount will be paid in consecutive semi monthly installments of Nine Thousand Eight Hundred Seventy and 83/100 Dollars ($9,870.83), less applicable taxes and withholdings, until paid in full.  Payment will be made on Employer’s regular semi monthly paydays, commencing with the first regular semi monthly payday of Employer that occurs after the Employee timely signs and delivers this Agreement to Employer.  The final installment may be less than the regular semi monthly installments to the extent necessary so as not to exceed the gross amount to be paid to Employee.   Employer’s obligation to pay Employee the above payment, and Employee’s right to receive and retain the same, shall be subject to Employee’s adherence to the terms and conditions of this Agreement.  The payments are subject to modification with the approval of Employee to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

 (ii)           Employee’s health and medical benefits in effect as of the Effective Date shall terminate effective December 31, 2011.  Thereafter, Employee may choose to continue health and medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Employee will be responsible for the payment of COBRA benefits should she elect to continue health coverage under COBRA after December 31, 2011.  Employee agrees that the qualifying event for electing to continue Employee’s health and medical benefits under COBRA is the Effective Date.  Notwithstanding, provided Employee timely elects to continue Employee’s health and medical benefits under COBRA, Employer shall pay for the months of January and February 2012 that portion of Employee’s health and medical benefit costs that Employer would have paid had Employee continued to remain employed by Employer.   Employee shall be responsible for her portion of health and medical benefit costs (as she would have paid prior to the Effective Date) for the months of January and February 2012 and shall be responsible for all health and medical costs to the extent she maintains COBRA continuation coverage beyond February 2012.

(b)           No Benefits.  After the Effective Date, Employee shall not be entitled to continue Employee’s participation in any other benefits generally available to employees of Employer, including 401(k) plan, cash incentive or bonus plans, stock-based incentive plans or the like, except as is generally allowable pursuant to the explicit terms and conditions of such programs or plans.

(c)           No Rehire.  Employee agrees that Employer has no obligation, contractual or otherwise, to rehire, re-employ or recall Employee in the future.

(d)           General.  All Separation Payments shall be paid or provided subject to any applicable federal, state and local income tax or other appropriate withholding requirements as well as the right of Employer to directly offset any amounts owed by Employee to Employer.  This Section 2 shall have no force or effect if Employee fails to sign and deliver this Agreement within the time period specified below.  Except as provided in this Agreement, no payment, compensation, leave time, insurance or other benefits, will be furnished or paid to Employee.  Employer’s obligation to pay Employee the payments and benefits, and Employee’s right to receive and retain the same, shall be subject to Employee’s adherence to the terms and conditions of this Agreement.

3.            Prior Agreements Superseded; Representations and Releases.

(a)           Prior Agreements, Practices, Policies and Procedures Regarding Severance or Separation Benefits Superseded.  In consideration of all of the Separation Payments to be paid or received by Employee under this Agreement and subject to Section 9, Employee agrees that any other agreement between Employer and Employee with respect to severance or separation payments is terminated as of the Effective Date and any such agreement or any other severance practice, policy or procedure of Employer is superseded in its entirety by the terms of this Agreement in all respects.  Employee will have no further rights, and Employer will have no further obligations, under any such agreement, practice, policy or procedure.

(b)           Representations.  Employee represents and warrants to Employer that (i) Employee (A) has not filed any suit, action, claim, allegation or other proceeding at law or in equity, before any court, governmental agency, arbitration panel or other forum of any nature (an “Action”) with respect to any of the matters released below, or (B) will not prosecute, and will immediately dismiss with prejudice, any pending Action with respect to the matters released below; (ii) Employee has not assigned to any other person or entity any right(s) or claim(s) Employee may have against Employer; (iii) in deciding to execute this Agreement (A) no fact, evidence, event or transaction currently unknown to Employee, but which may hereinafter become known to Employee, shall affect in any way or any manner the final or unconditional nature of this Agreement; (B) Employee’s execution of this Agreement is a knowing and voluntary act on Employee’s part and was not provided in connection with any exit incentive or other employment termination program offered to any group or class of employees; (C) Employee has read and fully understands the terms of this Agreement, including the final and binding nature and effect of Employee’s waiver of rights by execution of this Agreement and was (and hereby is) advised in writing at the time Employee first received this Agreement to consult with an attorney before signing the Agreement; (D) Employee has been provided with a reasonable and adequate period of time  to consider this Agreement and consult with Employee’s attorneys and advisors concerning this Agreement; and (E) Employee has not been promised anything or provided any consideration for entering into this Agreement that is not specified in this Agreement.  In addition, Employee hereby represents and warrants that, to the best of Employee’s knowledge, Employee has disclosed to Employer, either on or prior to the Effective Date, any material violation of federal, state, foreign or local criminal law or regulation that is applicable to Employer, any threatened or pending federal, state, foreign or local governmental criminal investigation against Employer and any practice or policy of Employer that may be unlawful under applicable federal, state, foreign or local criminal law.

(c)           Waiver and Release.  Employee hereby releases, gives up and waives any and all rights, causes of action, lawsuits and claims for liability Employee may now or in the future have against each member of Aegion Corporation, its affiliates and subsidiaries (the “Aegion Group”) and each of their respective present or former shareholders, directors, officers, employees, agents, Employer-sponsored benefit plans and associated trusts (including administrators, trustees and other fiduciaries thereof) and predecessors in interest (collectively, “Released Parties”) in connection with, relating to or arising out of, or based upon, Employee’s employment with Employer (or any of the Released Parties) or the termination of Employee’s employment with Employer (or any of the Released Parties), any conduct, promise, act, policy, agreement, practice or decision of any of the Released Parties to date, or any fact or conduct occurring prior to the date Employee signs this Agreement.  Employee acknowledges that this means that Employee is releasing Employer and such other persons and entities from, and may not bring claims against any of them under:  (i) Title VII of the Civil Rights Act of 1964 or Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination based on race, color, national origin, ancestry, religion, or sex; (ii) the Age Discrimination in Employment Act, which prohibits discrimination based on age; (iii) the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; (iv) the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (v) the WARN Act, which requires that advance notice be given of certain workforce reductions; (vi) the Employee Retirement Income Security Act, which among other things, protects employee benefits; (vii) the Fair Labor Standards Act of 1938, which regulates wage and hour matters; (viii) the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; (ix) the Sarbanes-Oxley Act of 2002, which, among other things, provides Whistleblower protection; (x) the Missouri Service Letter Statute; (xi) the Missouri Human Rights Act; (xii) any federal, state or local law, order, regulation or decision prohibiting discrimination in employment or retaliation of any form, or (xiii) any other law or decision prohibiting retaliation based on exercise of an employee’s rights under any law, providing whistleblowers protection, providing workers’ compensation benefits, protecting union activity, mandating leaves of absence, prohibiting discrimination based on veteran status or military service, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts, requiring an employer to deal with employees fairly or in good faith, providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, and any other law relating to salary, commission, compensation, benefits, and other matters.  Employee specifically represents Employee has not been treated adversely on account of age or any complaints or other protected activity nor has Employee otherwise been treated wrongfully in connection with Employee’s employment with Employer or Employee’s separation from employment.  Employee acknowledges that Employer relied on the representations and promises in this Agreement in agreeing to pay Employee the benefits described in Section 2.  Employee understands that Employee is releasing claims for events that have occurred prior to Employee signing this Agreement that Employee may not know about.  Notwithstanding anything contained herein to the contrary, this release does not include claims arising after the date Employee signs this Agreement, any pending claims for workers compensation that have already been filed or for on-the-job injuries that have already been reported, any claim for breach of this Agreement, or any claims for vested benefits under any Employer option, savings, health insurance or benefit plan based upon Employee’s service until and ending the Effective Date.

(d)           Nature of Release.  It is expressly understood and agreed that this Agreement is intended to cover and does cover not only all known losses and damages but any future losses and damages not now known or anticipated but which may later develop or be discovered, including the effects and consequences thereof.  It is further expressly understood and agreed that as against Employee this Agreement may be pleaded as a counterclaim to or as a defense in bar or abatement of any action taken by or on behalf of Employee.  Employee agrees that neither this Agreement nor performance hereunder constitutes or should be construed as an admission by Employer or any of the Released Parties of, or concern regarding any liability, violation of any federal, state, foreign or local law, regulation, common law, or any breach of any contract, or any other wrongdoing of any type, all of which are expressly denied.

4.           Covenant Not To Sue; Indemnification.  Employee agrees not to enter into or file any suit, action or other proceeding at law or in equity (including administrative actions), or to prosecute further any existing suit or action that might presently exist, or to make any claim or demand of any kind or nature against any Released Party, in any such case asserting any claim released by Employee by Section 3 of this Agreement, other than an action against Employer to enforce Employee’s rights set forth in this Agreement.  If Employee enters into any such suit, action or other proceeding in violation of this Section 4, Employee shall to the extent not prohibited by applicable law:  (a) indemnify, defend and hold the Released Parties harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, action, suits, costs, expenses and disbursements (including attorneys’ fees and expenses and court costs whether or not litigation is commenced and, if litigation is commenced, during all trial and appellate phases of such litigation) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against any Released Party in any way relating to, arising out of, connected with or resulting from such actions, including any of the matters released hereunder, and (b) immediately return the Separation Payments.

5.           Confidentiality; Non-solicitation; and Non-competition.

(a)           Reaffirmation of Existing Agreements.  Employee acknowledges and agrees that throughout her employment with Employer, she has signed agreements regarding her confidentiality, work product, non solicitation and non competition obligations (the “Confidentiality Agreements”).  Employee hereby reaffirms and ratifies the terms of such Confidentiality Agreements, agrees to be bound by and comply with such Confidentiality Agreements in their entirety and acknowledges and agrees that such Confidentiality Agreements remain in full force and effect and the terms thereof are not amended or altered in any way by the terms of this Agreement.

(b)         Equitable Relief.  Employee acknowledges and agrees that (i) any breach of this Agreement by Employee, including any breach of the terms of this Section 5, will cause Employer irreparable injury and damage, (ii) the provisions of this Agreement are necessarily of a special, unique and extraordinary nature, and (iii) if Employee breaches any such provisions, Employer shall be entitled, in addition to any other remedies and damages Employer could recover as a result of any such breach, to obtain equitable relief, including restraining orders or injunctions, both temporary and permanent, in order to prevent future violation thereof by Employee or any person with whom Employee may be affiliated.  Employee hereby waives the claim or defense that Employer has an adequate remedy at law and Employee shall not claim that an adequate remedy at law exists.  Further, Employee waives any requirement for Employer to post a bond in connection with any action relating to this Agreement.

(c)         Survival.  The provisions of this Section 5 shall survive any termination of this Agreement.

(d)         Reformation.  To the extent that any covenant set forth in this Section 5 shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant Employer the maximum protection and restrictions on Employee’s activities permitted by applicable law in such circumstances.

6.           Non-Disparagement.  Employee shall act in a professional and positive manner in all of dealings, communications and contacts concerning Employer, Employee’s employment or Employee’s separation from employment.  Employee agrees not to criticize, denigrate, disparage, or make any derogatory statements about Employer.  In particular, Employee agrees not to make any derogatory statements about the Aegion Group and their respective business plans, policies and practices, or about any of their respective officers, employees or former officers or employees, to customers, competitors, suppliers, employees, former employees, members of the public, members of the media, or any other person, nor shall Employee harm or in any way adversely affect the reputation or goodwill of the Aegion Group.  Employee shall not make any statement or announcement concerning Employee’s departure to others or the public except as may be approved by Employer in advance.

7.           Legal Proceedings.  Employee agrees to cooperate with the members of the Aegion Group and their respective legal counsel, and to furnish any and all complete and truthful information, testimony or affidavits, in connection with any matter or project that arose during Employee’s employment with Employer, or in connection with any litigation, governmental proceeding or investigation, arbitration or claim, that in any way relates to the business or operations of the Aegion Group, or of which Employee may have any knowledge or involvement.  Employee will consult with and provide information to the members of the Aegion Group and their respective legal counsel concerning all such matters, and appear as and when requested to provide any such information, assistance or testimony on reasonable notice.  The parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Employee may then be engaged.  Nothing in this Agreement shall be construed or interpreted as requiring Employee to provide any testimony, sworn statement or declaration that is not complete and truthful.  If any member of the Aegion Group requires Employee to travel outside the metropolitan area in the United States where she then resides to provide any testimony or otherwise provide any such assistance, then Employer agrees to reimburse Employee for any reasonable, ordinary and necessary travel and lodging expenses incurred by Employee to do so provided Employee submits all documentation required under Employer’s reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Employee to deduct those expenses.  Nothing in this Agreement shall prevent Employee from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law, including assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission.

8.           General Provisions.

(a)           Entire Agreement.  This Agreement incorporates by this reference the Recitals hereto.  Each party represents and warrants that any facts relating to such party that are contained in the Recitals are true.  This Agreement and any agreement, instrument or document to be executed in connection herewith (as referenced herein) contain the parties’ entire understanding and agreement with respect to the subject matter hereof (the termination of Employee’s employment and directorships with the Aegion Group, the Separation Payments and the release of any potential related claims).  Any discussions, agreements, promises, representations, warranties or statements between the parties or their representatives (whether or not conflicting or inconsistent) that are not expressly contained or incorporated herein shall be null and void and are merged into this Agreement, except that any confidentiality agreement, non-compete agreement, invention assignment, stock option agreement or other agreement between Employer and Employee, expressly covering a party’s rights after termination of employment, shall remain in full force and effect, in accordance with its terms, after the execution of this Agreement, except to the extent specified in this Agreement.  In case of any conflict between Employee’s rights under any such agreement and this Agreement, the terms of this Agreement will control.

(b)           Modification, Amendment and Waiver.  Neither this Agreement, nor any part hereof, may be modified or amended orally, by trade usage or by course of conduct or dealing, but only by and pursuant to an instrument in writing duly executed and delivered by the party sought to be charged therewith.  No covenant or condition of this Agreement can be waived, except by the written consent of the party entitled to receive the benefit thereof.  Forbearance or indulgence by a party in any regard whatsoever shall not constitute a waiver of a covenant or condition to be performed by the other party to which the same may apply, and, until complete performance by such other party of such covenant or condition, the party entitled to receive the benefit thereof shall be entitled to invoke any remedy available to it under this Agreement, at law, in equity, by statute or otherwise, despite such forbearance or indulgence.

(c)           Successors, Assigns and Third Party Beneficiaries.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns and is freely assignable by Employer.  Except as expressly provided herein, neither this Agreement nor any rights hereunder may be assigned or transferred, and no duties may be delegated, by any party hereto without the prior written consent of the other party hereto.  Each subsidiary or affiliate of Employer (and their predecessors, successors and assigns) shall be a third-party beneficiary of this Agreement, as if such subsidiary or affiliate was the “Employer” hereunder.

(d)           Construction.  This Agreement shall not be construed more strictly against one party than against another party merely by virtue of the fact that this Agreement may have been physically prepared by such party, or such party’s counsel, it being agreed that all parties, and their respective counsel, have mutually participated in the negotiation and preparation of this Agreement.  Unless the context of this Agreement clearly requires otherwise:  (i) references to the plural include the singular and vice versa; (ii) references to any person include such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) “including” is not limiting; (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vii) article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified; (viii) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (ix) general or specific references to any law means such law as amended, modified, codified or re-enacted, in whole or in part, and in effect from time to time.

(e)           Governing Law.  This Agreement shall be deemed to have been accepted and entered into in the State of Missouri.  All questions with respect to the formation and construction of this Agreement, and the rights and obligations of the parties hereto, shall be governed by and determined in accordance with the laws of the State of Missouri, which are applicable to agreements entered into and performed entirely within such State, without giving effect to the choice or conflicts of law provisions thereof.

(f)           Severability.  If any Section (or part thereof) of this Agreement is found by a court of competent jurisdiction to be contrary to, prohibited by or invalid under any applicable law, such court may modify such Section (or part thereof) so, as modified, such Section (or part thereof) will be enforceable and will to the maximum extent possible comply with the apparent intent of the parties in drafting such Section (or part thereof).  No such modification or omission of a Section (or part thereof) shall in any way affect or impair such Section (or part thereof) in any other jurisdiction.  If, in the sole judgment of Employer, a Section (or part thereof) of this Agreement is so modified or omitted in a manner which eliminates a substantial part of the benefit intended to be received by Employer hereunder, then Employer may rescind this Agreement and Employee shall immediately return to Employer any consideration paid hereunder.

(g)           Captions.  The captions, headings and titles of the various Sections of this Agreement are for convenience of reference only, and shall not be deemed or construed to limit or expand the substantive provisions of such Sections.

(h)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which together shall constitute a single agreement.  A facsimile signature is as good as an original.

9.           Execution and Delivery.  This Agreement was presented to Employee on the Effective Date.  Employee was advised in writing (and hereby is so advised) at the time Employee first received this Agreement to take this Agreement home, read it, carefully consider all of its provisions before signing it and consult with an attorney or attorneys of Employee’s choice before signing this Agreement.  Employee will have twenty (20) days from the date of receipt in which to consider, sign and return this Agreement to David F. Morris, Sr. Vice President, Chief Administrative Officer and General Counsel.  If Employee fails to return this Agreement on a timely basis, the benefits described and agreed upon in this Agreement will not be paid or provided and this Agreement shall be null, void and of no force or effect with respect to either Employee or Employer.

Presented By:

Name:/s/ David F. Morris                                                      Date Delivered: December 16, 2011
David F. Morris

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE: /s/ Holly Shoener Sharp Name: Holly Shoener Sharp	EMPLOYER: AEGION CORPORATION By: /s/ David F. Morris Name: David F. Morris Title: Senior Vice President